07:004:0002, 07:005:0003, 07:008:0001, 07:003:0002 #226 07/31/2013

A Decision of the Uintah County Commission Approving the Rezone (#226) of Property for Lloyd Barton located at 12001, 12625, 11454, and 11350 Hwy 40 Gusher, UT

Be it concluded by the County Commission of the County of Uintah, State of Utah:

Section 1 The Uintah County Commission finds that:

1.1 An application for the rezone of property from MG-1 and A-1 to I-1 has been submitted.

1.2 Said application was found to be complete upon review by the Community Development Office.

1.3 The Uintah County Planning Commission reviewed the application at a public hearing on June 19, 2013 and recommended approval to the Uintah County Commission.

1.4 Said application was considered by the Uintah County Commission during a public meeting on October 19th, 2012.

1.5 Proper notice was given in accordance with section 17.04.090 of the Uintah County Code and 17.27a.205 of the Utah State Code.

1.6 Said application conforms to the applicable requirements of Title 17 of the Uintah County Code.

1.7 There was no public comment received on this application

Section 2 This conclusion constitutes the written report, findings and decision of the Uintah County Commission.

Section 3 On the basis of the above, the Uintah County Commission approves the application with the following parameters.

3.1 Zoning to be changed to C-1 Commercial within 300' from the right of way along Highway 40. The remaining land will be zoned I-1 Industrial.

This application approved this 29 July 2013, by a vote of 3 to 0.

Chairman, Uintah County Commission

Attest, Uintah County Clerk-Auditor

UINTAH COUNTY, UTAH
Uintah
CLERK-AUDITOR